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                                 EXHIBIT 99.3

                                 PRESS RELEASE

                               [CNH letterhead]

                           News Release

                           For Immediate Release

                           CNH Created from Case and New Holland
                           Merger; Begins Trading Today on NYSE as CNH

                 For more New York (November 15, 1999) -- CNH (N:CNH), the information contact: company created from the merger of Case Corporation and New Holland, will begin trading today on the New Bill Masterson York Stock Exchange as CNH. With combined revenues of
           1.262.636.5793 approximately $12 billion in 1998, CNH builds and markets several of the world's leading brands of
         Jeffrey T. Walsh  agricultural and construction equipment and is among
          44.181.479.8809  the world's largest equipment financing companies.


                           "CNH is focused on generating value for all of its stakeholders," said Jean-Pierre Rosso, CNH chairman and chief executive officer. "Customers will continue to derive value from the brands they are loyal to, employees and dealers will share in a global enterprise that will invest in the future, and shareholders will benefit from a company that has a broad presence in geographic and product market segments.


                           "We have a world of opportunity before us," Rosso added. "We intend to grow our combined business in established and developing markets, while aggressively reducing costs through process improvements and increased efficiencies. Our integration plans are progressing, and we will begin implementing them immediately to realize the $400 to $500 million in annual savings over the next three to four years that we have identified."

                           The company plans to operate under a multiple brand, multiple distribution business model. It will maintain its various agricultural equipment, construction equipment and financial services brands and corresponding distribution

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                           networks. Going forward, the company intends to
                           design and build its products on common platforms, but with differentiated features that appeal to specific customer groups under the company's multiple brands. Financial services products also will be offered under each of the brand organizations.

                           CNH is committed to value creation for its stakeholders through a combination of continuous growth and cost management. The company expects to realize significant synergies as a result of the merger, coming from four primary areas: purchasing and logistics; research and development; selling, general and administrative; and industrial restructuring. The annual savings are expected to be approximately $130 million in 2000 and grow to $400 to $500 million within the next three to four years.

                           The company said it will account for the merger under the purchase method. As a result, assets and liabilities will be revalued and the remaining purchase price will be allocated to goodwill and intangibles.

                           With strong global brands, CNH Global N.V. is a leader in the agricultural equipment, construction equipment and financial services industries and had combined 1998 revenues of approximately $12 billion. CNH is the number one manufacturer of agricultural tractors and combines in the world, the third largest maker of construction equipment and has one of the largest equipment finance companies in the world. Based in the United States, CNH has operations in 16 countries and sells its products in 160 markets through a network of more than 10,000 dealers and distributors. CNH products are sold under the following brands: Case, Case IH, Fermec, Fiatallis, Fiat-Hitachi, Link-Belt, New Holland, O&K and Steyr.

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